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                                  EXHIBIT 11.1

                     LOMAK PETROLEUM, INC. AND SUBSIDIARIES

                       Computation of Earnings Per Common
                          and Common Equivalent Shares
                      (In thousands, except per share data)

                                                       Three Months Ended June 30,
                                                       ---------------------------
                                                             1996          1997
                                                       -------------   -----------
Average shares outstanding                                      14,486     20,290

Net effect of conversion of warrants and stock options             476        631
                                                         -------------   --------
Total primary and fully diluted shares                          14,962     20,921
                                                         =============   ========
Net income                                               $       2,780   $  2,368

Less preferred stock dividends                                    (609)      (584)
                                                         -------------   --------
Net income applicable to common shares                   $       2,171   $  1,784
                                                         =============   ========
Earnings per common share                                $         .15   $    .09
                                                         =============   ========


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